Consent of Independent Certified Public Accountants


Shareholders and Board of Directors of
Holiday RV Superstores, Inc.


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-46822) of Holiday RV Superstores, Inc. of our report dated January 26, 2001, except as to Notes 2 and 9, for which the date is February 12, 2001, we also consent to the incorporation by reference of our report dated February 12, 2001, relating to the financial statement schedule, which appears in this Form 10-K/A.




/s/PricewaterhouseCoopers LLP
Orlando, Florida
September 17, 2001